Following Conclusion of Bidding Process, Tyson Foods Submits Unilaterally Binding Offer to Acquire Hillshire Brands for $8.55 Billion in Cash

Combined Company would be a Leader in Retail Prepared Foods

In Excess of $300 Million in Annual Synergies Expected

SPRINGDALE, Ark., June 9, 2014 – Tyson Foods, Inc. (NYSE: TSN) today announced it has submitted a unilaterally binding offer to acquire all outstanding shares of The Hillshire Brands Company (NYSE: HSH) for a price of $63 per share in cash. The offer is subject to Hillshire Brands being released from its existing agreement to acquire Pinnacle Foods Inc. (NYSE: PF) in accordance with the terms thereof. It follows a bidding process conducted by Hillshire Brands that concluded Sunday, June 8, 2014. The all-cash transaction is valued at approximately $8.55 billion, including Hillshire Brands’ outstanding net debt, and represents a multiple of 16.7x trailing 12 months adjusted EBITDA or 10.5x including $300 million in synergies.
“The Hillshire Brands acquisition would represent a defining moment for Tyson Foods,” said Donnie Smith, Tyson’s president and chief executive officer. “Our strategy has been to grow our prepared foods business, and it has been our aspiration to be a leader in retail prepared foods just as we are in chicken. Now we will have those iconic #1 and #2 brands in numerous categories.”

“Tyson Foods has a history of growing through strategic acquisition,” said John Tyson, chairman of the board, “It is the view of the board of directors that this is truly a transformational opportunity and one that best fits with our strategic plan while enhancing our margins and creating long-term shareholder value.” The Tyson family and the board are prepared to issue shares to maintain the company’s investment grade credit rating.

The combination of Tyson and Hillshire Brands would reposition Tyson as a clear leader in the retail sale of prepared foods, with a complementary portfolio of well-recognized brands, including Tyson®, Wright Brand®, Jimmy Dean®, Ball Park®, State Fair® and Hillshire Farm®. In particular, the strength of Hillshire Brands’ products in the breakfast category would allow Tyson to capture opportunities in this attractive and fast-growing day part.
“After a disciplined process to identify ways of growing our Prepared Foods segment, we are convinced that combining Tyson and Hillshire Brands would make strategic, financial and operational sense and would stabilize earnings by increasing return on sales and de-commoditizing our business,” Smith said.
The transaction would be funded by cash on hand and a fully committed bridge facility from Morgan Stanley Senior Funding, Inc. and JP Morgan Securities LLC. Tyson expects to maintain its investment grade credit rating and is prepared to issue debt and equity as is prudent. Tyson anticipates the substantial cash flow from the combined companies will enable it to rapidly pay down debt.

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Tyson would expect to realize annual synergies in excess of $300 million driven primarily by operational efficiencies, purchasing, distribution, supply chain efficiencies, upgrading raw materials and through the combination of the two companies’ talented sales and marketing teams and alignment of shared service functions. Synergies are expected in the first full fiscal year with the total synergies to be realized by the end of year three.

•	Tyson’s pork processing operations would benefit from stable and consistent demand for its raw materials for use in Hillshire Brands’ branded, value-added products.

•	Tyson expects that the proposed transaction would be marginally accretive to EPS on a cash basis in the first full fiscal year after completion and substantially accretive thereafter.

The offer was unanimously approved by the Board of Directors of Tyson Foods. The offer will remain in effect until December 12, 2014, the final termination date of the Hillshire Brands/Pinnacle Foods agreement. If that agreement is terminated in accordance with its terms, Hillshire Brands would be able to accept the offer, with the result that binding definitive agreements could become effective. Any transaction would be subject to regulatory approval and other customary closing conditions.

Morgan Stanley and JP Morgan are acting as financial advisors to Tyson Foods, and Davis Polk & Wardwell LLP is acting as its legal counsel.

Conference Call and Webcast Information
Tyson Foods executives will discuss the proposed transaction with analysts on a conference call today, June 9, at 8:30 a.m. Eastern (7:30 a.m. Central). To listen via telephone, call 888-455-8283. International callers dial 1-210-839-8865. The pass code "Tyson Foods" will be required to join the call. The conference call also will be webcast on the company’s website at http://ir.tyson.com. A replay of the webcast will be available approximately one hour after the completion of the call. Slides referenced during the conference call will be available on the company’s website.
About Tyson Foods
Tyson Foods, Inc. (NYSE:  TSN), with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500.  The company was founded in 1935 by John W. Tyson, whose family has continued to be involved with son Don Tyson leading the company for many years and grandson John H. Tyson serving as the current Chairman of the Board of Directors. Tyson Foods produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves.  The company provides products and services to customers throughout the United States and approximately 130 countries.  It has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world.  Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members.  The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Among the factors that may cause actual results and experiences to differ from anticipated results and expectations in forward-looking statements are the following: the risk that the recently announced binding offer to acquire The Hillshire Brands Company (“Hillshire”) and any related tender offer and merger may not be consummated, or may not be consummated in a timely manner; the risk that a regulatory approval that may be required for the transaction is not obtained, or could only be obtained subject to conditions that are not anticipated; the risk that Hillshire will not be integrated successfully into Tyson following the consummation of any transaction; and the risk that revenue opportunities, cost savings, synergies and other anticipated benefits from the transaction may not be fully realized or may take longer to realize than expected.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The tender offer (the “Offer”) has not yet commenced. Accordingly, this communication is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any shares of the common stock of The Hillshire Brands Company (“Hillshire”) or any other securities. On the commencement date of any Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related materials, will be filed with the United States Securities and Exchange Commission (the “SEC”) by Tyson Foods, Inc. (“Tyson”) and HMB Holdings, Inc., a wholly owned subsidiary of Tyson, and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Hillshire.  The offer to purchase shares of Hillshire common stock will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed with the SEC by Tyson as part of its Schedule TO. Investors and security holders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the Offer, as they may be amended from time to time, when they become available, because they will contain important information about the Offer, including its terms and conditions, and should be read carefully before any decision is made with respect to the Offer. Investors and security holders may obtain free copies of these statements (when available) and other materials filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing requests for such materials to the information agent for the Offer, which will be named in the tender offer statement.
Contacts
Investors:    Jon Kathol, 479-290-4235, jon.kathol@tyson.com
News Media:    Gary Mickelson, 479-290-6111, gary.mickelson@tyson.com
Worth Sparkman, 479-290-6358, worth.sparkman@tyson.com